Media Relations Contact                                                                                                                      Investor Relations Contact
Timothy G. Weir, APR                                                                                                                          Todd Taylor
Director/Public Affairs, Communications & Marketing                           Vice President/Treasurer
(812) 962-5128 | tweir@accuridecorp.com                                                                 (812) 962-5105| ttaylor@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride CEO Joins CFO to Present at Deutsche Bank Conference
·	Reaffirms 2015 guidance despite headwinds in Brillion business unit

EVANSVILLE, Ind. – September 28, 2015 – Accuride Corporation (NYSE: ACW), a leading supplier of components to the North American commercial vehicle industry, today announced that President and CEO Rick Dauch and Senior Vice President and Chief Financial Officer Greg Risch both will attend the Deutsche Bank 23rd Annual Leveraged Finance Conference in Scottsdale, Ariz., and present to investors on Tuesday, September 29, 2015.

Rick Dauch and Greg Risch will update the investment community on Accuride beginning at 11:20 a.m. Mountain Standard Time, 2:20 p.m. Eastern Time.

"Accuride remains well-positioned to deliver improved results in 2015, and we expect to deliver full-year results within our previously stated guidance," Rick Dauch said.  "We continue to benefit from the strength of the North American commercial vehicle market this year – which is playing out to industry and Accuride expectations – but are being challenged by recessionary headwinds in key end markets served by our Brillion business.  Operationally, we are performing at world-class levels, as demonstrated by the 2015 Excellence Awards recently presented to Accuride Erie and Rockford Operations facilities by the Association for Manufacturing Excellence.  Our industry-leading operating performance is enabling us to secure additional new wheel and wheel end component business from all sectors of the North American commercial vehicle industry."

Accuride's Deutsche Bank conference presentation will be broadcast live through an audio webcast available at the Investors section of the company's website – http://www.accuridecorp.com/investors. Presentation slides will be available for download at the site and the webcast will be available for replay for 30 days following the event.

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American commercial vehicle industry. The company's products include commercial vehicle wheels; wheel-end components and assemblies; and specialty cast-iron components for a range of agricultural, construction and mining, and oil and gas equipment applications.  The company's products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, and BrillionTM. Accuride's common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company's website at http://www.AccurideCorp.com.